EXHIBIT 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC. ANNOUNCES AMENDMENTS TO

ITS AGREEMENT WITH INVESTORS

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—December 13, 2004—The Wet Seal, Inc. (Nasdaq:WTSLA) has announced that it had amended the Securities Purchase Agreement that it had entered into on November 9, 2004 with S.A.C. Capital Associates, LLC, an entity managed by S.A.C. Capital Advisors, LLC, and certain other investors.

Pursuant to the terms of the amended Securities Purchase Agreement, the aggregate principal amount of the secured Convertible Notes to be issued at the closing has been increased from $40,000,000 to $56,000,000. Since The Wet Seal, Inc. (the “Company”) will be receiving an additional $16,000,000 at closing, the Company will not be issuing the Additional Investment Rights Warrants provided for under the original terms of the Securities Purchase Agreement. These warrants would have been exercisable for up to $15,850,000 in aggregate principal amount of additional secured Convertible Notes. The initial conversion price per share for all of the Convertible Notes to be issued at closing will be $1.50.

In consideration of the agreement to provide additional funds at closing, the participating investors will receive warrants to acquire an additional 1,300,000 shares of Class A Common Stock of the Company. The additional warrants, which will also be issued at closing, will be exercisable for five years and will have an initial exercise price of $2.75 per share.

The Company believes that the access to greater funds at closing will allow the Company to implement its turn-around strategy for its Wet Seal division at an earlier stage.

The remaining terms of the deal have not been modified.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 450 Wet Seal stores and 96 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more information about the Company, visit www.wetsealinc.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products, proposed financing transactions or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.